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                                                                      EXHIBIT 23

                    Consent of Independent Public Accountants
                    -----------------------------------------

We consent to the incorporation by reference in the Registration statement (No. 333-91229) on Form S-8 of CIRCOR International, Inc. of our report dated February 5, 2002, relating to the consolidated balance sheets of CIRCOR International, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of earnings, cash flows and shareholders' equity for the years ended December 31, 2001 and 2000, the six months ended December 31, 1999, and the fiscal year ended June 30, 1999, and the related schedule which appears in the December 31, 2001 annual report on Form 10-K of CIRCOR International, Inc.





/S/  KPMG LLP

Boston, Massachusetts
February 5, 2002